Exhibit 99.1
ARCH CAPITAL GROUP LTD. ANNOUNCES UPDATED CATASTROPHE LOSS ESTIMATES AND
OTHER INFORMATION RELATED TO OPERATIONS

•	Estimated $60 to $75 million related to 2017 fourth quarter catastrophic events, primarily related to the California wildfires

•	Estimated $15 to $20 million charge on the Company’s net deferred tax assets related to the impact of lower U.S. corporate tax rates beginning in 2018

•	Estimated 17% to 20% effective tax rate on pre-tax operating income for the 2017 fourth quarter excluding the charge on the Company’s net deferred tax asset as noted above

HAMILTON, BERMUDA, January 9, 2018 –– During the fourth quarter of 2017, a series of wildfires burned across many areas of California and a series of smaller catastrophe events occurred around the globe. Arch Capital Group Ltd. [NASDAQ: ACGL] has established a range of pre-tax losses of $60 million to $75 million, net of reinsurance recoveries and reinstatement premiums, for these 2017 fourth quarter catastrophic events. For clarity, this estimated range incorporates and updates the $30 million to $55 million range previously disclosed by the Company in its Quarterly Report on Form 10-Q for the 2017 third quarter. The previous range reflected the first series of California wildfires only (also referred to as the Tubbs fire), whereas this current range reflects the Tubbs Fire, the second series of California wildfires (also referred to as the Thomas Fire) and other catastrophic events from around the globe. At this time, there are significant uncertainties surrounding the number of claims and scope of damage for both the Tubbs and Thomas Fires, as well as the other global events. The Company’s estimate for these events is based on currently available information derived from modeling techniques, industry assessment of exposure, preliminary claims information obtained from the Company’s clients and brokers to date and a review of in-force contracts. Actual losses from these events may vary materially from the estimates due to the inherent uncertainties in making such determinations.
The Company entered into intercompany loss portfolio transfers (LPTs) effective on December 31, 2017 that transferred approximately $1.35 billion of net retained reserves for losses and allocated loss adjustment expenses between its subsidiaries. Given that these transactions involve two related parties, and in accordance with GAAP, they eliminate in consolidation. These transactions support the Company’s ongoing capital management strategies.
As a result of the reduction in the U.S. corporate tax rate from 35% to 21% effective January 1, 2018 pursuant to the Tax Cuts and Job Act of 2017, the Company anticipates that it will write down a portion of its deferred tax asset by approximately $15 million to $20 million in the 2017 fourth quarter. Such charge will be excluded from after-tax operating income available to Arch common shareholders, a non-GAAP financial measure, as it is not reflective of operations.
Additionally, the Company estimates that the effective tax rate on pre-tax operating income for the fourth quarter of 2017 will be in a range of 17% to 20%. This estimate is based on both statutory income tax rates applied to underwriting income, expenses and investment returns by jurisdiction, as well as an amalgam of discrete items that includes, but is not limited to, the impact of vested or exercised equity compensation, changes in judgment with respect to valuation allowances and changes related to the LPTs referenced above. The effective tax rate for the 2017 fourth quarter reflects an increased proportion of U.S. based operating income. The losses related to the 2017 fourth quarter catastrophic occurrences emanated mostly from our non-U.S. underwriting operations. Although additional information will be provided during the Company’s earnings call scheduled for February 13, 2018, this tax rate range is subject to change as analyses of group-wide loss reserves and investment returns, among other areas, are finalized.
Arch Capital Group Ltd., a Bermuda-based company with approximately $11.04 billion in capital at September 30, 2017, provides insurance, reinsurance and mortgage insurance on a worldwide basis through its wholly owned subsidiaries.

Cautionary Note Regarding Forward-Looking Statements
The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This release or any other written or oral statements made by or on behalf of Arch Capital Group Ltd. and its subsidiaries may include forward-looking statements, which reflect our current views with respect to future events and financial performance. All statements other than statements of historical fact included in or incorporated by reference in this release are forward-looking statements.
Forward-looking statements can generally be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or their negative or variations or similar terminology. Forward-looking statements involve our current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements includes the following: adverse general economic and market conditions; increased competition; pricing and policy term trends; fluctuations in the actions of rating agencies and our ability to maintain and improve our ratings; investment performance; the loss of key personnel; the adequacy of our loss reserves, severity and/or frequency of losses, greater than expected loss ratios and adverse development on claim and/or claim expense liabilities; greater frequency or severity of unpredictable natural and man-made catastrophic events; the impact of acts of terrorism and acts of war; changes in regulations and/or tax laws in the United States or elsewhere; our ability to successfully integrate, establish and maintain operating procedures as well as integrate the businesses we have acquired or may acquire into the existing operations; changes in accounting principles or policies; material differences between actual and expected assessments for guaranty funds and mandatory pooling arrangements; availability and cost to us of reinsurance to manage our gross and net exposures; the failure of others to meet their obligations to us; and other factors identified in our filings with the U.S. Securities and Exchange Commission.
The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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Contact:    Arch Capital Group Ltd.
Mark D. Lyons
(441) 278-9250

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